                                                                    Exhibit 10.4

                                              Bank of America, N.A.
                                              c/o Bank of America Securities LLC
                                              Equity Financial Products
                                              9 West 57th Street, 40th Floor
                                              New York, NY 10019
                                              Telephone: (212) 583-8373

DATE:                September 13, 2006

TO:                  PolyMedica Corporation
ATTENTION:           Keith Jones, Chief Financial Officer
TELEPHONE:           (781) 486-8111
FACSIMILE:           (781) 295-0182

FROM:                Bank of America, N.A.
TELEPHONE:           (212) 583-8373
FACSIMILE:           (212) 230-8610

SUBJECT:             Equity Derivatives Confirmation

REFERENCE NUMBER(S): 24058

The purpose of this facsimile agreement (this "CONFIRMATION") is to confirm the terms and conditions of the transaction entered into between BANK OF AMERICA, N.A. ("BOFA") and PolyMedica Corporation ("COUNTERPARTY") on the Trade Date specified below (the "TRANSACTION"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the "EQUITY DEFINITIONS"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern. For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the "AGREEMENT") in the form of the 2002 ISDA Master Agreement (the "ISDA FORM") as if BofA and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2. The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

GENERAL:

Trade Date:                      September 13, 2006.

Effective Date:                  The closing date for the initial issuance of
                                 the Convertible Notes.

Transaction Style:               As described below under "Procedure for
                                 Exercise".

Transaction Type:                Note Hedging Units.

Seller:                          BofA.

Buyer:                           Counterparty.

Shares: The common stock, par value USD 0.01 per share, of Counterparty.

Convertible Notes:               1.00% Convertible Subordinated Notes of
                                 Counterparty due September 15, 2011, offered
                                 pursuant to an Offering Memorandum to be dated
                                 as of September 13, 2006 and issued pursuant to
                                 the indenture to be dated on or about September
                                 19, 2006, by and between Counterparty and
                                 LaSalle Bank National Association, as trustee
                                 (the "INDENTURE"). Certain defined terms used
                                 herein have the meanings assigned to them in
                                 Indenture. In the event of any inconsistency
                                 between the terms defined in the Indenture and
                                 this Confirmation, this Confirmation shall
                                 govern. For the avoidance of doubt, references
                                 herein to sections of the Indenture are based
                                 on the draft of the Indenture most recently
                                 reviewed by the parties at the time of
                                 execution of this Confirmation. If any relevant
                                 sections of the Indenture are changed, added or
                                 renumbered following execution of this
                                 Confirmation, the parties will amend this
                                 Confirmation in good faith to preserve the
                                 economic intent of the parties.

Number of Note Hedging Units:    180,000

Note Hedging Unit Entitlement:   1,000 divided by 47.9028. Notwithstanding
                                 anything to the contrary herein or in the
                                 Agreement (including without limitation the
                                 provisions of Calculation Agent Adjustment), in
                                 no event shall the Note Hedging Unit
                                 Entitlement at any time be greater than the
                                 Conversion Rate (as such term is defined in the
                                 Indenture) at such time.

Strike Price:                    USD1,000 divided by the Note Hedging Unit
                                 Entitlement.

Premium:                         USD 18,748,800.

Premium Payment Date:            The Effective Date.

Applicable Percentage:           40%

Exchange:                        The Nasdaq Global Select Market of the Nasdaq
                                 Stock Market, Inc.

Related Exchanges:               All Exchanges.

Calculation Agent:               BofA.

PROCEDURE FOR EXERCISE:

Potential Exercise Dates:        Each Conversion Date.

Conversion Date:                 Each "Conversion Date" as defined in the
                                 Indenture.

Required Exercise on             On each Conversion Date, a number of Note
Conversion Dates:                Hedging Units equal to the number of
                                 Convertible Notes in denominations of USD1,000
                                 principal amount submitted for conversion in
                                 respect of such Conversion Date in accordance
                                 with the terms of the Indenture shall be
                                 exercised automatically, subject to "Notice of
                                 Exercise" below.

Expiration Date:                 September 15, 2011

Multiple Exercise:               Applicable, as provided under "Required
                                 Exercise on Conversion Dates".

Automatic Exercise:              As provided under "Required Exercise on
                                 Conversion Dates".

Notice of Exercise:              Notwithstanding anything to the contrary in the
                                 Equity Definitions, in order to exercise any
                                 Note Hedging Units, Counterparty must notify
                                 BofA in writing prior to 5:00 PM, New York City
                                 time, on the day that is two Scheduled Trading
                                 Days prior to the first day of the "Conversion
                                 Period", as defined in the Indenture, relating
                                 to the Convertible Notes converted on the
                                 Conversion Date relating to the relevant
                                 Exercise Date (the "NOTICE DEADLINE") of (i)
                                 the number of Note Hedging Units being
                                 exercised on such Exercise Date and (ii) the
                                 scheduled settlement date under the Indenture
                                 for the Convertible Notes converted on the
                                 Conversion Date corresponding to such Exercise
                                 Date.

SETTLEMENT TERMS:

Net Share Settlement:            In lieu of the obligations set forth in
                                 Sections 8.1 and 9.1 of the Equity Definitions,
                                 and subject to "Notice of Exercise" above, in
                                 respect of any Exercise Date occurring on a
                                 Conversion Date, BofA shall deliver to
                                 Counterparty, on the related Settlement Date,
                                 the Settlement Amount. For the avoidance of
                                 doubt, to the extent BofA is obligated to
                                 deliver Shares hereunder, the provisions of
                                 Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the
                                 Equity Definitions shall be applicable to any
                                 such delivery of Shares, except that all
                                 references in such provisions to
                                 "Physically-Settled" shall be read as
                                 references to "Net Share Settled"; and provided
                                 that the Representation and Agreement contained
                                 in Section 9.11 of the Equity Definitions shall
                                 be modified by excluding any representations
                                 therein relating to restrictions, obligations,
                                 limitations or requirements under applicable
                                 securities laws as a result of the fact that
                                 Counterparty is the issuer of the Shares.

Settlement Amount:               A number of Shares equal to the Applicable
                                 Percentage multiplied by the aggregate number
                                 of Shares that Counterparty is obligated to
                                 deliver to the holder(s) of the Convertible
                                 Notes converted on such Conversion Date
                                 pursuant to Section 5.05(a) of the Indenture
                                 (the "CONVERTIBLE

                                 OBLIGATION"); provided that such obligation shall be determined (i) excluding any Shares that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the Conversion Rate for the issuance of additional shares as set forth in Section 4.02 of the Indenture or any voluntary adjustment pursuant to Sections 5.08 or 5.09 of the Indenture and (ii) assuming that, upon the occurrence of a "Public Acquirer
                                 Change in Control" (as defined in the
                                 Indenture), Counterparty does not make an election provided in Section 4.03 of the Indenture; provided further that if Volume
                                 Weighted Average Price (as defined in the
                                 Indenture) is not available at Bloomberg page
                                 PLMD (equity) AQR (or any successor thereto), the Calculation Agent shall determine Volume
                                 Weighted Average Price for purposes of
                                 calculating the Convertible Obligation in a commercially reasonable manner in consultation with the parties. For the avoidance of doubt, if the "Conversion Obligation", as defined in the Indenture, is less than or equal to USD1,000, BofA will have no delivery obligation hereunder.

Notice of Delivery Obligation:   No later than the Exchange Business Day
                                 immediately following the last day of the
                                 "Conversion Period", as defined in the
                                 Indenture, Counterparty shall give BofA notice
                                 of the final number of Shares comprising the
                                 Convertible Obligation (it being understood,
                                 for the avoidance of doubt, that the
                                 requirement of Counterparty to deliver such
                                 notice shall not limit Counterparty's
                                 obligations with respect to Notice of Exercise,
                                 as set forth above, in any way).

Settlement Date:                 In respect of an Exercise Date occurring on a
                                 Conversion Date, the settlement date for the
                                 Shares to be delivered under the Convertible
                                 Notes under the terms of the Indenture;
                                 provided that the Settlement Date will not be
                                 prior to the later of (i) the date one
                                 Settlement Cycle following the final day of the
                                 "Conversion Period", as defined in the
                                 Indenture, or (ii) the Exchange Business Day
                                 immediately following the date on which
                                 Counterparty gives notice to BofA of such
                                 Settlement Date prior to 5:00 PM, New York City
                                 time.

Settlement Currency:             USD.

Restricted Certificated          Notwithstanding anything to the contrary in the
Shares:                          Equity Definitions, BofA may, in whole or in
                                 part, deliver Shares in certificated form
                                 representing the Settlement Amount to
                                 Counterparty in lieu of delivery through the
                                 Clearance System.

SHARE ADJUSTMENTS:

Potential Adjustment Events:     Notwithstanding Section 11.2(e) of the Equity
                                 Definitions, a "Potential Adjustment Event"
                                 means any occurrence of any event or condition,
                                 as set forth in Section 5.06 of the Indenture
                                 that would result in an adjustment to the
                                 Conversion Rate of the Convertible Notes;
                                 provided that in no event shall there be any
                                 adjustment hereunder as a result of an
                                 adjustment to the Conversion Rate pursuant to
                                 Sections 5.08 or 5.09 or Section 4.02 of the
                                 Indenture.

Method of Adjustment:            Calculation Agent Adjustment, which means that,
                                 notwithstanding Section 11.2(c) of the Equity
                                 Definitions (which shall not apply to the
                                 Transaction), upon any adjustment to the
                                 Conversion Rate of the Convertible Notes
                                 pursuant to the Indenture (other than Section
                                 5.08, Section 5.09 and Section 4.02 of the
                                 Indenture), the Calculation Agent shall make a
                                 corresponding adjustment to any one or more of
                                 the Strike Price, Number of Note Hedging Units,
                                 the Note Hedging Unit Entitlement and any other
                                 variable relevant to the exercise, settlement
                                 or payment for the Transaction, to the extent
                                 an analogous adjustment is made under the
                                 Indenture.

EXTRAORDINARY EVENTS:

Merger Events:                   Notwithstanding Section 12.1(b) of the Equity
                                 Definitions, a "Merger Event" means the
                                 occurrence of any event or condition set forth
                                 in Section 5.11 of the Indenture.

Consequences of Merger Events:   Notwithstanding Section 12.2 of the Equity
                                 Definitions, upon the occurrence of a Merger
                                 Event, the Calculation Agent shall make the
                                 corresponding adjustment in respect of any
                                 adjustment under the Indenture to any one or
                                 more of the nature of the Shares, the Strike
                                 Price, the Number of Note Hedging Units, the
                                 Note Hedging Unit Entitlement and any other
                                 variable relevant to the exercise, settlement
                                 or payment for the Transaction, to the extent
                                 an analogous adjustment is made under the
                                 Indenture; provided that such adjustment (i)
                                 shall be made without regard to any adjustment
                                 to the Conversion Rate for the issuance of
                                 additional shares as set forth in Section 4.02
                                 of the Indenture or any voluntary adjustment
                                 pursuant to Sections 5.08 or 5.09 of the
                                 Indenture and (ii) shall assume that, in the
                                 case of a "Public Acquirer Change in Control"
                                 (as defined in the Indenture), Counterparty
                                 does not make an election provided in Section
                                 4.03 of the Indenture.

Nationalization, Insolvency      Cancellation and Payment; provided that in
and Delisting:                   addition to the provisions of Section
                                 12.6(a)(iii) of the Equity Definitions, it
                                 shall also constitute a Delisting if the
                                 Exchange is located in the United States and
                                 the Shares are not immediately re-listed,
                                 re-traded or re-quoted on any of the New York
                                 Stock Exchange, the American Stock Exchange,
                                 the NASDAQ Global Select Market or the NASDAQ
                                 Global Market (or their respective successors);
                                 if the Shares are immediately re-listed,
                                 re-traded or re-quoted on any such exchange or
                                 quotation system, such exchange or quotation
                                 system shall be deemed to be the Exchange.

ADDITIONAL DISRUPTION EVENTS:

Change in Law:                   Applicable

Failure to Deliver:              Applicable

Insolvency Filing:               Applicable

Determining Party:               BofA; provided that in the case of a Change in
                                 Law, BofA shall consult with Counterparty in
                                 determining the Cancellation Amount, and shall
                                 deliver, within five Exchange Business Days of
                                 a written request by Counterparty, a written
                                 explanation of any calculation made by it, and
                                 including, where applicable, the methodology
                                 and data applied.

ACKNOWLEDGEMENTS:

Non-Reliance:                    Applicable

Agreements and                   Applicable
Acknowledgements Regarding
Hedging Activities:

Additional Acknowledgements:     Applicable

MUTUAL REPRESENTATIONS: Each of BofA and Counterparty represents and warrants to, and agrees with, the other party that:

     (i) TAX DISCLOSURE. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

     (ii) COMMODITY EXCHANGE ACT. It is an "eligible contract participant" within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the "CEA"). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a "trading facility" as defined in Section 1a(33) of the CEA. It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

     (iii) SECURITIES ACT. It is a "qualified institutional buyer" as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"), or an "accredited investor" as defined under the Securities Act.

     (iv) INVESTMENT COMPANY ACT. It is a "qualified purchaser" as defined under the Investment Company Act of 1940, as amended.

     (v) ERISA. The assets used in the Transaction (1) are not assets of any "plan" (as such term is defined in Section 4975 of the Internal Revenue Code (the "CODE")) subject to Section 4975 of the Code or any "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) subject to Title I of ERISA, and (2) do not constitute "plan assets" within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

COUNTERPARTY REPRESENTATIONS: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

     (i) Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, insolvent.

     (ii) Counterparty shall immediately provide written notice to BofA upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to BofA.

     (iii) Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

     (iv) Counterparty's investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

     (v) Counterparty understands, agrees and acknowledges that BofA has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

     (vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

     (vii) Counterparty understands, agrees and acknowledges that no obligations of BofA to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of BofA or any governmental agency.

     (viii) (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of BofA or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from BofA or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

     (ix) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that BofA is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB's Liabilities & Equity Project.

     (x)  Counterparty is not entering into the Transaction for the purpose of
          (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of Section 9 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

     (xi) Counterparty's filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (xii) Counterparty has not violated, and shall not directly or indirectly violate, any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

     (xiii) The Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty's board of directors and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

MISCELLANEOUS:

     NETTING AND SET-OFF. The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.

     QUALIFIED FINANCIAL CONTRACTS. It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a "qualified financial contract" within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-Defaulting Party's rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

     STAGGERED SETTLEMENT. If, upon advice of counsel, BofA reasonably determines, with respect to applicable legal and regulatory requirements, including any requirements relating to BofA's hedging activities hereunder, or due to a lack of sufficient liquidity in the borrow market for the Shares, that it would not be practical or advisable to deliver, or to acquire to deliver, any or all of the Shares to be delivered by BofA on the Settlement Date, BofA may, by notice to Counterparty prior to any Settlement Date (a "NOMINAL SETTLEMENT DATE"), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a "STAGGERED SETTLEMENT DATE") or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, BofA will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related "Conversion Period") or delivery times and how it will allocate the Shares it is required to deliver under "Net Share Settlement" (above) among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that BofA will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that BofA would otherwise be required to deliver on such Nominal Settlement Date.

     ADDITIONAL TERMINATION EVENTS. The occurrence of (i) an "Event of Default" with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 9.01 of the Indenture which results in principal and interest related to the Convertible Notes being declared immediately due and payable pursuant to the terms of the Indenture, (ii) an Amendment Event or (iii) a Repayment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and BofA shall be the party entitled to designate an Early Termination Date pursuant to Section 6(a) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event.

          "AMENDMENT EVENT" means that Counterparty amends, modifies, supplements or obtains a waiver with respect to (i) any term of the Indenture or the Convertible Notes governing the principal amount, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or (ii) any term of the Indenture if such amendment, modification, supplement or waiver would, in the reasonable judgment of BofA, have a material adverse effect on the economic value to BofA of or obligations of BofA under this Transaction, in each case without the prior consent of BofA, such consent not to be unreasonably withheld.

          "REPAYMENT EVENT" means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

     DISPOSITION OF HEDGE SHARES. Counterparty hereby agrees that if, in the good faith reasonable judgment of BofA based on the advice of outside counsel, the Shares (the "HEDGE SHARES") acquired by BofA for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by BofA without registration under the Securities Act, Counterparty shall, at its election choose from the following three choices: (i) in order to allow BofA to sell the Hedge Shares in a registered offering, make available to BofA an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to BofA, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant's "comfort" letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to BofA, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford BofA a reasonable opportunity to conduct a "due diligence" investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if BofA, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause
     (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow BofA to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to BofA, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to BofA, due diligence rights (for BofA or any designated buyer of the Hedge Shares from BofA), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to BofA (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate BofA for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from BofA at the VWAP Price on such Exchange Business Days, and in the amounts, requested by BofA. "VWAP PRICE" means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page PLMD (equity) AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.

     STATUS OF CLAIMS IN BANKRUPTCY. BofA acknowledges and agrees that this Confirmation is not intended to convey to BofA rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit BofA's right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit BofA's rights in respect of any transactions other than the Transaction.

     NO COLLATERAL. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

     SECURITIES CONTRACT; SWAP AGREEMENT. The parties hereto agree and acknowledge that BofA is a "financial institution," "swap participant" and "financial participant" within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the "BANKRUPTCY CODE"). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a "settlement payment," as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a "swap agreement," as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a "transfer," as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that BofA is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

     REPURCHASE NOTICES. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give BofA a written notice of such repurchase (a "REPURCHASE NOTICE") on such day if following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than 4.5% and (b) greater by 0.5% than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Unit Equity Percentage as of the date hereof). The "UNIT EQUITY PERCENTAGE" as of any day is the fraction (i) the numerator of which is the product of the number of Note Hedging Units and the Note Hedging Unit Entitlement, and (ii) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless BofA and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a "SECTION 16 INDEMNIFIED PERSON") from and against any and all losses (including losses relating to BofA's hedging activities as a consequence of becoming, or of the risk of becoming, a
     Section 16 "insider", including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty's failure to provide BofA with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the
     Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the
     Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a
     Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any

     Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

     ALTERNATIVE CALCULATIONS AND BOFA PAYMENT ON EARLY TERMINATION AND ON CERTAIN EXTRAORDINARY EVENTS. If BofA owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and "Consequences of Merger Events and Tender Offers" above), 12.6, 12.7 or
     12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to
     Section 6(d)(ii) of the Agreement (except in the case of (x) an Event of Default in which Counterparty is the Defaulting Party or (y) a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty's control) (a "BOFA PAYMENT OBLIGATION"), Counterparty shall have the right, in its sole discretion, to require BofA to satisfy any such BofA Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable ("NOTICE OF BOFA TERMINATION DELIVERY"). Within a commercially reasonable period of time following receipt of a Notice of BofA Termination Delivery, BofA shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such BofA Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10,
     9.11 and 9.12 of the Equity Definitions shall be applicable, except that all references to "Shares" shall be read as references to "Termination Delivery Units."

          "TERMINATION DELIVERY UNIT" means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (b) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to receive cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

     RULE 10B-18. Except as disclosed to BofA in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to BofA that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date ("RULE 10B-18 PURCHASE," "BLOCKS" and "AFFILIATED PURCHASER" each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which BofA has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction, including any increase in the Number of Note Hedge Units that may be agreed pursuant to "AMENDMENT" above.

     REGULATION M. Counterparty was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the day on which BofA has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction, including any increase in the Number of Note Hedge Units that may be agreed pursuant to "AMENDMENT" above, engage in any such distribution.

     NO MATERIAL NON-PUBLIC INFORMATION. On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the day on which BofA has informed Counterparty in writing that it has completed all purchases of Shares by BofA to hedge initially its exposure with respect to the Transaction, Counterparty represents and warrants to BofA that it is not aware of any material nonpublic information concerning itself or the Shares.

     RIGHT TO EXTEND. BofA may postpone any Potential Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units for up to ten Exchange Business Days (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units) if BofA determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to enable BofA to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if BofA were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to BofA.

     TRANSFER OR ASSIGNMENT. Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of BofA. BofA may not transfer or assign all or a portion of its Note Hedging Units hereunder or any of its rights or obligations under the Transaction at any time without the prior written consent of Counterparty.

     If, as determined in BofA's sole discretion, (x) its "beneficial ownership" (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8.5% of Counterparty's outstanding Shares and (y) BofA is unable, after commercially reasonable efforts, to effect a transfer or assignment to an Eligible Assignee on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction to reduce such "beneficial ownership" below 8.5%, BofA may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the "TERMINATED PORTION") of this Transaction, such that its "beneficial ownership" following such partial termination will be approximately equal to but less than 8.5%. In the event that BofA so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) the Counterparty shall be the sole Affected Party with respect to such partial termination and
     (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption "ALTERNATIVE CALCULATIONS AND BOFA PAYMENT ON EARLY TERMINATION AND ON CERTAIN EXTRAORDINARY EVENTS" shall apply to any amount that is payable by BofA to Counterparty pursuant to this sentence).

     The term "ELIGIBLE ASSIGNEE" shall mean any third party with a rating for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor's Ratings Services or its successor ("S&P"), or A1 or better by Moody's Investors Service, Inc. ("MOODY'S") or, if either S&P or Moody's ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and BofA.

     Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, BofA may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform BofA's obligations in respect of the Transaction and any such designee may assume such obligations. BofA shall be discharged of its obligations to Counterparty to the extent of any such performance.

     SEVERABILITY; ILLEGALITY. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

     WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

     EARLY UNWIND. In the event the sale of Convertible Notes is not consummated with the initial purchasers thereof (the "INITIAL PURCHASERS") for any reason by the close of business in New York on September 19, 2006 (or such later date as agreed upon by the parties) (September 19, 2006 or such later date as agreed upon being the "EARLY UNWIND DATE"), the Transaction shall automatically terminate (the "EARLY UNWIND") on the Early Unwind Date and
     (a) the Transaction and all of the respective rights and obligations of BofA and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, if the failure to consummate the sale of the Convertible Notes results solely from a breach by Counterparty of any representation or undertaking by Counterparty contained in the Purchase Agreement dated as of September 13, 2006 between Counterparty and Deutsche Bank Securities, Inc. and Banc of America Securities LLC, as representatives of the Initial Purchasers thereto, Counterparty shall purchase from BofA on the Early Unwind Date all Shares purchased by BofA or one or more of its affiliates, and assume, or reimburse the cost of, derivatives entered into by BofA or one or more of its affiliates, in each case, in connection with hedging the Transaction and the unwind of such hedging activities. The purchase price paid by Counterparty shall be determined by BofA in its reasonable good faith discretion, and shall be BofA's (or its affiliates) actual cost of such Shares and derivatives and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. BofA and Counterparty represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

GOVERNING LAW: The law of the State of New York.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Counterparty

PolyMedica Corporation
701 Edgewater Drive, Suite 360
Wakefield, MA 01880
Attention: Keith Jones, Chief Financial Officer
Fax: (781) 295-0182

(b) BofA

Bank of America, N.A.
c/o Bank of America Securities LLC
Equity Financial Products
9 West 57th Street, 40th Floor
New York, NY 10019
Attention: Chris Hutmaker

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to BofA a facsimile of the fully-executed Confirmation to BofA at (212) 230-8610. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BANK OF AMERICA, N.A.


By: /s/ Eric P. Hambleton
    ---------------------------------
Name: Eric P. Hambleton
      -------------------------------
Title: Authorized Signatory
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Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

POLYMEDICA CORPORATION


By: /s/ Keith Jones
    ---------------------------------
Name: Keith W. Jones
      -------------------------------
Title: Chief Financial Officer
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